Exhibit 99.1

Molson Coors Reports Higher First Quarter 2010 Net Income and Lower Underlying After-Tax Income

DENVER & MONTREAL--(BUSINESS WIRE)--May 4, 2010--Molson Coors Brewing Company (NYSE: TAP; TSX) today reported higher net income due to the favorable settlement of Brazil indemnity liabilities related to discontinued operations. Underlying after-tax income for the first quarter decreased, however, driven by lower volume, higher marketing, general and administrative expense and a higher effective tax rate this year. Net income attributable to Molson Coors increased 38.2 percent to $104.6 million(1) for the first quarter, up from $75.7 million a year ago(2). Underlying after-tax income(3) decreased 29.5 percent in the first quarter to $69.7 million, or $0.37 per diluted share, down from $98.8 million, or $0.53 per diluted share.

“In the first quarter of 2010, we continued to face challenging economic and beer industry conditions, primarily as the result of high unemployment and a slow recovery in consumer confidence. These conditions negatively affected our company’s volume and financial performance, with Molson Coors worldwide volume declining 3.8 percent and underlying pretax income down 19.0 percent versus a year ago. Adding the impact of a much higher tax rate this year, underlying after-tax income decreased 29.5 percent in the first quarter,” said Peter Swinburn, Molson Coors president and chief executive officer.

“Nevertheless, we are seeing signs of progress in key areas of our business, as a result of our continued investment and focus on brands and innovation. In Canada, challenging pricing and cost comparisons resulted in lower earnings in the first quarter versus a year ago, but our strong volume and market share performances demonstrate the benefits of the brand innovations we rolled out late last year and early this year. We are confident that the strength of our Canada portfolio will drive improving results over the balance of the year. Despite a 3.6% drop in MillerCoors domestic volume, our U.S. underlying income grew slightly in the first quarter, due to positive pricing and aggressive cost reductions. We are pleased with these results in a difficult volume quarter and look forward to improved sales as the economy recovers. In the U.K., the strength of our brands continued to boost margins, as they have over the past two years. Having achieved this, we now expect to drive more stable U.K. market share as the year progresses. Overall, our core business remains strong and well-positioned to take advantage of growth opportunities as the economy recovers.”

First Quarter Highlights

Key operating and financial highlights for the Company’s fiscal first quarter ended March 27, 2010, compared to the fiscal first quarter ended March 29, 2009, include the following:

  Net income attributable to Molson Coors increased 38.2 percent to $104.6 million, driven by a gain of $42.6 million related to discontinued operations.
  Underlying after-tax income decreased 29.5 percent to $69.7 million, or $0.37 per diluted share, driven by lower volume, higher marketing, general and administrative expense and a higher effective tax rate this year.
  Underlying pretax income(3) decreased 19.0 percent to $87.1 million.
  First quarter 2010 results include the benefit of favorable foreign currency movements, which increased consolidated underlying pretax income approximately $4 million.
  Molson Coors worldwide beer volume decreased 3.8 percent, driven by industry weakness in the U.S. and the Company’s continued strategy in the U.K. to forgo low-margin volume.

The Company’s first quarter 2010 effective tax rate for income from continuing operations was 16 percent on a reported basis and 19 percent on an underlying basis. The Company estimates that its full-year 2010 effective tax rate will be in the range of 18 percent to 22 percent on an underlying basis.

For the first quarter 2010, Molson Coors achieved $15 million of cost savings as part of its second Resources for Growth (RFG2) cost savings program. The Company has committed to $150 million of cost savings as part of the RFG2 program through the end of 2012.

MillerCoors achieved $53 million in synergies in the first quarter. Molson Coors’ 42 percent share of these synergies is $22 million. MillerCoors synergies now total $326 million since the company began operations on July 1, 2008. MillerCoors also delivered incremental cost savings of $7 million in the first quarter 2010, which are part of the $200 million of cost savings that are expected to be delivered in addition to synergies by the end of 2012. Molson Coors’ 42 percent share of these savings is $3 million.

Molson Coors Brewing Company’s total worldwide beer volume was 10.1 million hectoliters in the quarter, down 3.8 percent, as shown in Table 1 below.

Molson Coors Brewing Company
Table 1: 2010 First Quarter Worldwide Beer Volume
(In Millions of Hectoliters)
	Thirteen Weeks Ended
	March 27, 2010	March 29, 2009	% Change
	Actual	Actual
Financial Volume:	3.755	3.895	(3.6%)
Royalty Volume:	0.054	0.051	5.9%
Owned Volume:	3.809	3.946	(3.5%)
Proportionate Share of Equity Investment Sales-to-Retail(1):	6.308	6.570	(4.0%)
Total Worldwide Beer Volume:	10.117	10.516	(3.8%)

Notes:

(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of MillerCoors and Modelo Molson sales-to-retail for the periods presented, adjusted for comparable trading days, if applicable.

Business Segments

Following are the Company’s 2010 first quarter results by business segment:

Canada Business

Canada underlying pretax income in local currency declined 14 percent. (Note that local currency results exclude the $4.9 million impact of foreign currency hedges in Other Income, as it is meaningful to consider those hedges only when viewing the Canada segment in U.S. dollars.) In U.S. dollars, Canada underlying earnings decreased 3.3 percent to $56.2 million in the first quarter, which reflects the approximate $9 million benefit of a 21 percent year-over-year increase in the Canadian dollar versus the U.S. dollar. Strong volume and operations cost reductions in the quarter were more than offset by cycling lower levels of price discounting a year ago, along with higher sales and overhead costs this year. The prior year results include overhead cost reductions, favorable impacts from consolidating the beer stores in Ontario, and equity income from the Company’s interest in the Montreal Canadiens hockey club. These prior-year impacts, which did not reoccur this year, accounted for more than 70 percent of the decline in first quarter in Canada local currency income.

Canada sales-to-retail (STRs) for the calendar quarter ended March 31st increased 5 percent versus a year ago. Strong mid-single-digit growth from the Company’s leading brands, Coors Light and the Molson Canadian brands, along with positive growth of Molson Dry and Rickard’s, was partially offset by a decline in Molson Export and non-strategic brands. Total Canada beer industry STRs increased an estimated 3.8 percent in the calendar first quarter, driven in part by the Winter Olympics and a shift in the Easter holiday. As a result, the Company’s estimated Canada market share increased about one-half share point versus a year ago, driven by portfolio-building innovations and investments.

Canada sales volume was 1.8 million hectoliters in the first quarter, up 3.3 percent. Net sales per hectoliter declined 2.7 percent in local currency. Approximately two-thirds of this decline was driven by cycling the Company’s less competitive price position in the first half of 2009, with the balance due to lower export sales to the U.S.

Cost of goods sold per hectoliter decreased 4.6 percent in local currency in the first quarter. Savings from the RFG2 initiatives drove two-thirds of the cost of goods sold per hectoliter decrease, and lower export volume to the U.S. drove the rest.

Marketing, general and administrative expenses increased 12.7 percent in local currency, with a little over a third of the increase driven by higher commercial spending, with the balance of the increase due to prior year benefits that included the last two months of consolidating BRI, along with the addition of Granville Island overhead costs this year.

Other income decreased $5.5 million in the first quarter due to foreign currency movements and the lack of Montreal Canadiens equity income this year.

United Kingdom Business

U.K. underlying pretax income decreased $1.4 million, to $2.1 million. The decrease is due to a $7.1 million non-cash increase in defined-benefit pension expense. Excluding the first quarter increase in pension expense, the U.K. underlying pretax income would have more than doubled, driven by positive benefits of continuing to leverage the Company’s contract brewing arrangements, brand-building efforts, and strong pricing. The U.K. first quarter results include only a minimal impact from foreign exchange movements.

U.K. owned-brand volume decreased 10.9 percent due to declining industry volume, partly as a result of poor weather. Volume was also impacted in the first quarter as the Company worked on concluding contract negotiations with some of its major customers, especially in the off-premise channel. Total U.K. beer industry volume declined approximately 5 percent in the first quarter.

Net sales per hectoliter of owned products increased 21 percent in local currency, with approximately 13 percentage points driven by higher pricing in all channels as a result of the Company’s strategy to forgo low-margin volume, and 8 percentage points a result of positive sales mix, predominantly due to growth in Magners draught cider and Cobra.

Cost of goods sold per hectoliter of owned brands increased 22 percent in local currency in the first quarter. Excluding the incremental pension expense, cost of goods sold per hectoliter increased 18 percent, with 1 percentage point of the increase due to input cost inflation, 7 percentage points due to brand mix and higher employee-related costs, 7 percentage points due to fixed-cost deleverage related to lower owned-brand volumes, and 3 percentage points due to other factors.

Marketing, general and administrative expense increased 10 percent in local currency, more than half due to higher pension expense, along with information systems investments, Cobra-related sales force costs, and higher employee-related costs.

United States Business (MillerCoors)(4)

Molson Coors underlying U.S. segment pretax income increased 0.4 percent to $94.6 million in the first quarter, driven by MillerCoors results.

MillerCoors Operating and Financial Highlights

For the quarter, underlying net income attributable to MillerCoors, excluding special items, increased 0.4 percent to $217.2 million due to favorable pricing, synergies and cost savings, which were offset by soft volumes, cost deleverage and commodity cost pressures.

MillerCoors domestic STRs declined 4.0 percent driven by continued weak economic conditions affecting the entire industry. Domestic sales-to-wholesalers declined 3.6 percent driven primarily by lower retail sales.

MillerCoors total net revenue decreased 0.9 percent to $1.701 billion. Excluding contract brewing and MillerCoors-owned distributor sales, domestic net revenue decreased 1.6 percent to $1.583 billion. Domestic net revenue per hectoliter increased 2.1 percent in the quarter due to positive net pricing. Third-party contract brewing volumes increased 2.8 percent.

Cost of goods sold per hectoliter increased 5.9 percent driven by increases in commodity costs, with significant increases in brewing materials (malt and corn), packaging materials (glass and aluminum), and higher fuel costs. Cost of goods sold per hectoliter continues to be negatively impacted by the absorption of fixed and semi-variable costs across lower production volumes.

Marketing, general and administrative expense decreased by 9.2 percent, primarily due to the continued realization of synergies.

Depreciation and amortization expenses for MillerCoors in the first quarter were $71 million, and additions to tangible and intangible assets totaled $115 million. This includes the acquisition of brand distribution rights from Western Beverage Distributing of Colorado for $57 million.

International and Corporate

The underlying pretax loss for International and Corporate was $65.8 million, a 36.0 percent increase versus the first quarter of 2009 driven by higher interest expense, project expense related to cost initiatives, and a timing difference in the Company’s incentive compensation expense, which is more heavily weighted toward the first quarter this year, versus the second quarter in previous years.

The Company’s International business grew volume nearly 20 percent on a small base, driven by sales in China and Europe. Marketing, general and administrative expense for International was $11.6 million in the quarter, an increase of $0.6 million due to brand investments in priority international markets.

Corporate general and administrative expense was $33.4 million in the first quarter, an increase of $12.3 million, driven by costs to implement the RFG2 initiatives and the year-over-year shift in timing of incentive compensation expense.

Corporate net interest expense was $26.2 million in the first quarter, an increase of $4.3 million due to a stronger Canadian Dollar.

In the quarter, Corporate other expense of $7.4 million was primarily driven by a $6.9 million mark-to-market loss related to the Foster’s cash-settled total-return swap.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying earnings.

During the first quarter 2010, the Company reported net special charges of $2.6 million pretax, which was composed primarily of a Canadian retiree pension charge of $1.2 million, Edmonton Brewery closure costs of $0.7 million and restructuring charges in the U.K. of $0.9 million.

Other non-core items in the quarter included a $6.9 million non-cash mark-to-market loss related to the cash-settled total-return swap the Company arranged with respect to Foster’s common stock in 2008, and a $0.5 million gain on the sale of real estate, both in Corporate other expense.

During the first quarter of 2010, MillerCoors reported special charges totaling $8.6 million, driven largely by voluntary severance and relocation expenses related to the integration of MillerCoors. This equates to $3.6 million at Molson Coors’ 42 percent economic ownership share.

Discontinued Operations

The Company reports results associated with its former Brazilian business, Cervejarias Kaiser Brazil S.A., as discontinued operations. During the first quarter, the Company reached an agreement with FEMSA Cerveza S.A. de C.V. to settle some indemnity liabilities related to purchased tax credits in Brazil. Resolution of these liabilities stemmed from a Brazilian tax amnesty program announced last year. For a cash payment of $96 million in the second quarter of 2010, this favorable settlement eliminated $284.5 million of maximum potential tax claims, of which $131.2 million of indemnity liabilities were accrued on the Company’s balance sheet, resulting in a $42.6 million gain related to discontinued operations in the first quarter 2010. With this settlement, a reserve of less than $25 million for Brazil indemnities remains on the Company’s balance sheet.

2010 First Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2010 first quarter results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on August 2, 2010. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) All $ amounts are in U.S. Dollars, unless otherwise indicated.

(2) Unless otherwise indicated, all comparative results are versus the comparable prior year period.

(3) The Company calculates non-GAAP underlying income by excluding special and other non-core items from the nearest U.S. GAAP earnings measure. To calculate underlying income in the first quarter of 2010, the Company excluded non-core gains, losses and expenses, particularly related to changes in the value of our Foster’s cash-settled total-return swap, a sale of real estate, MillerCoors integration costs, as well as net special charges of $2.6 million pretax. For further details, please see the section “Special and Other Non-Core Items”, along with tables for reconciliations to the nearest U.S. GAAP measures.

(4) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, are reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 5).

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 26, 2009, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company
Table 2: 2010 First Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
(In Millions, Except Per Share Data)
(Note: Some numbers may not sum due to rounding.)
	2010 1st Q	2009 1st Q
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:	62.0	79.6
Per diluted share:	$ 0.33	$ 0.43
Add back: Pretax special items - net	2.6	10.2
Add back: Loss related to the cash-settled total return swap (1)	6.9	21.4
Add back: Proportionate share of MillerCoors pretax special items - net (2)	3.6	4.4
(Less): Gain on sale of non-core real estate (1)	(0.5)	-
(Less): Impact of MillerCoors accounting policy elections (2)	-	(7.3)
(Less): Tax effects related to special and other one-time items	(4.9)	(9.5)
Non-GAAP: Underlying after-tax income:	69.7	98.8
Per diluted share:	$ 0.37	$ 0.53
Notes:
(1) Included in Other Expense, net
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

Molson Coors Brewing Company
Table 3: 2010 First Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
(In Millions)
(Note: Some numbers may not sum due to rounding.)
	Business				Total
	Canada	U.S.	U.K.	MCI and Corporate	Consolidated
U.S. GAAP: 2010 1st Q Income (loss) from continuing operations before income taxes	$ 54.3	$ 91.0	$ 1.5	$ (72.3)	$ 74.5
Add back: Pretax special items - net	1.9	-	0.6	0.1	2.6
Add back: Loss related to the cash-settled total return swap (1)	-	-	-	6.9	6.9
Add back: Proportionate share of MillerCoors pretax special items - net (2)	-	3.6	-	-	3.6
(Less): Gain on sale of non-core real estate (1)	-	-	-	(0.5)	(0.5)
Non-GAAP: 2010 1st Q underlying pretax income (loss)	$ 56.2	$ 94.6	$ 2.1	$ (65.8)	$ 87.1
Percent change 2010 1st Q vs. 2009 1st Q underlying pretax income (loss)	-3.3%	0.4%	-40.0%	-36.0%	-19.0%
U.S. GAAP: 2009 1st Q Income (loss) from continuing operations before income taxes	$ 50.0	$ 97.1	$ 2.6	$ (70.9)	$ 78.8
Add back: Pretax special items – net	8.1	-	0.9	1.2	10.2
Add back: Loss related to the cash-settled total return swap (1)	-	-	-	21.4	21.4
Add back: Proportionate share of MillerCoors pretax special items - net (2)	-	4.4	-	-	4.4
(Less): Impact of MillerCoors accounting policy elections (2)	-	(7.3)	-	-	(7.3)
Non-GAAP: 2009 1st Q underlying pretax income (loss)	$ 58.1	$ 94.2	$ 3.5	$ (48.4)	$ 107.5
Notes:
(1) Included in Other Expense, net
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

MillerCoors LLC
Table 4: 2010 First Quarter Underlying Net Income
(Net Income, Excluding Special Items)
(In Millions)
Three Months Ended
	March 31, 2010	March 31, 2009

U.S. GAAP - Net income attributable to MillerCoors LLC:	$ 208.6	$ 206.0
Add back: Special items, net	8.6	10.4
Non-GAAP - Underlying net income:	$ 217.2	$ 216.4

Pretax and after-tax underlying income should be viewed as a supplement to — not a substitute for — our results of operations presented on the basis of accounting principles generally accepted in the United States. Our management uses underlying income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that underlying income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

Molson Coors Brewing Company
Table 5: Reconciliation of Net Income Attributable to MillerCoors to MCBC U.S. Segment Underlying Pretax Income (Pretax Income, Excluding Special Items)
(In Millions)
(Note: Some numbers may not sum due to rounding.)

	Three Months Ended
	March 31, 2010	March 31, 2009
Net Income Attributable to MillerCoors	$ 208.6	$ 206.0
Multiply: MCBC economic interest % in MillerCoors	42%	42%
MCBC proportionate share of MillerCoors net income	$ 87.6	$ 86.5
Add: Accounting policy elections (1)	-	7.3
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (2)	2.5	3.0
Add: Share-based compensation adjustment (3)	0.9	0.3
Equity Income in MillerCoors (reported)	$ 91.0	$ 97.1
Add: Proportionate share of MillerCoors special items (4)	3.6	4.4
(Less): Accounting policy elections (1)	-	(7.3)
U.S. Segment Underlying Pretax Income (Non-GAAP)	$ 94.6	$ 94.2

Notes:

(1) MillerCoors made its initial accounting policy elections upon formation, impacting certain asset and liability balances. These adjustments reflect the impact to MCBC's investment in MillerCoors, which is based upon MCBC's contributed assets and liabilities.

(2) MCBC’s net investment in MillerCoors is based on the carrying values of the net assets it contributed to the joint venture.
MCBC’s investment basis in MillerCoors is less than MCBC's underlying equity (42%) in the total net assets of MillerCoors
(contributed by both Coors and Miller) by approximately $628 million. This amount is being amortized over a period of time represented primarily by the remaining useful lives of long-lived assets giving rise to the difference. For non-depreciable assets, such as goodwill, no adjustment will be recorded to the MillerCoors equity method income unless there is an impairment.

(3) The net adjustment is to record all stock-based compensation associated with preexisting equity awards to be settled in
MCBC Class B common stock held by former CBC employees now employed by MillerCoors and eliminate all stock-based compensation impacts related to preexisting SABMiller equity awards held by Miller employees now employed by
MillerCoors. The adjustment is to recognize the additional 58% of the stock-based compensation costs associated with those awards recognized and reported by MCBC's U.S. business and eliminate all of the costs associated with equity awards to be settled in SABMiller equity.

(4) MillerCoors Q1 2010 Special Items of $8.6 million, multiplied by MCBC's proportionate share of MillerCoors at 42%, equals
$3.6 million. MillerCoors Q1 2009 Special Items of $10.4 million, multiplied by MCBC's proportionate share of MillerCoors at
42%, equals $4.4 million.

Molson Coors Brewing Company and Subsidiaries
Table 6: Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended
	March 27, 2010	March 29, 2009

Volume in hectoliters	3.755	3.895

Sales	$ 947.0	$ 824.2
Excise taxes	(286.0)	(265.2)
Net sales	661.0	559.0
Cost of goods sold	(404.4)	(346.1)
Gross profit	256.6	212.9
Marketing, general and administrative expenses	(237.5)	(182.6)
Special items, net	(2.6)	(10.2)
Equity income in MillerCoors	91.0	97.1
Operating income	107.5	117.2
Interest expense, net	(24.4)	(19.9)
Other expense, net	(8.6)	(18.5)
Income from continuing operations before income taxes	74.5	78.8
Income tax (expense) benefit	(11.7)	1.3
Income from continuing operations	62.8	80.1
Income (loss) from discontinued operations, net of tax	42.6	(3.9)
Net income	105.4	76.2
Less: Net income attributable to noncontrolling interests	(0.8)	(0.5)
Net income attributable to MCBC	$ 104.6	$ 75.7

Basic income (loss) per share:
From continuing operations attributable to MCBC	$ 0.33	$ 0.43
From discontinued operations attributable to MCBC	0.23	(0.02)
Basic net income per share	$ 0.56	$ 0.41
Diluted income (loss) per share:
From continuing operations attributable to MCBC	$ 0.33	$ 0.43
From discontinued operations attributable to MCBC	0.23	(0.02)
Diluted net income per share	$ 0.56	$ 0.41

Weighted average shares - basic	185.5	183.8
Weighted average shares - diluted	187.2	184.9

Dividends per share	$ 0.24	$ 0.20

Amount attributable to MCBC
Income from continuing operations, net of tax	$ 62.0	$ 79.6
Income (loss) from discontinued operations, net of tax	42.6	(3.9)
Net income attributable to MCBC	$ 104.6	$ 75.7

Molson Coors Brewing Company and Subsidiaries
Table 7: Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 27, 2010	March 29, 2009

Volume in hectoliters	1.821	1.763

Sales	$ 509.9	$ 421.8
Excise taxes	(119.7)	(97.1)
Net sales	390.2	324.7
Cost of goods sold	(220.4)	(187.4)
Gross profit	169.8	137.3
Marketing, general and administrative expenses	(112.4)	(83.5)
Special items, net	(1.9)	(8.1)
Operating income	55.5	45.7
Other (expense) income, net	(1.2)	4.3
Income before income taxes	$ 54.3	$ 50.0

Molson Coors Brewing Company and Subsidiaries
Table 8: United Kingdom Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 27, 2010	March 29, 2009

Volume in hectoliters	1.801	2.021

Sales	$ 420.1	$ 386.3
Excise taxes	(165.1)	(166.9)
Net sales	255.0	219.4
Cost of goods sold	(174.6)	(149.9)
Gross profit	80.4	69.5
Marketing, general and administrative expenses	(80.1)	(67.0)
Special items, net	(0.6)	(0.9)
Operating (loss) income	(0.3)	1.6
Interest income, net	1.8	2.0
Other expense, net	-	(1.0)
Income before income taxes	$ 1.5	$ 2.6

Molson Coors Brewing Company and Subsidiaries
Table 9: Molson Coors International and Corporate Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 27, 2010	March 29, 2009

Volume in hectoliters	0.133	0.111

Sales	$ 17.0	$ 16.1
Excise taxes	(1.2)	(1.2)
Net Sales	15.8	14.9
Cost of goods sold	(9.4)	(8.8)
Gross profit	6.4	6.1
Marketing, general and administrative expenses	(45.0)	(32.1)
Special items, net	(0.1)	(1.2)
Operating loss	(38.7)	(27.2)
Interest expense, net	(26.2)	(21.9)
Other expense, net	(7.4)	(21.8)
Loss before income taxes	$ (72.3)	$ (70.9)

MillerCoors LLC (1)
Table 10: Results of Operations
(In Millions)
(Unaudited)
	Three Months Ended
	March 31, 2010	March 31, 2009

Volume in hectoliters	17.870	18.422

Sales	$ 1,983.8	$ 2,005.7
Excise taxes	(282.9)	(289.8)
Net sales	1,700.9	1,715.9
Cost of goods sold	(1,078.6)	(1,049.9)
Gross profit	622.3	666.0
Marketing, general and administrative expenses	(401.2)	(441.8)
Special items, net	(8.6)	(10.4)
Operating income	212.5	213.8
Other income (expense), net	2.3	(0.5)
Income before income taxes	214.8	213.3
Income tax expense	(1.4)	(2.1)
Net income	213.4	211.2
Less: Net income attributable to noncontrolling interests	(4.8)	(5.2)
Net income attributable to MillerCoors LLC	$ 208.6	$ 206.0

Notes:

(1) Economic ownership of MillerCoors LLC is 58% held by SABMiller and 42% held by Molson Coors. See Table 5 in the release for a reconciliation from MillerCoors net income to Molson Coors equity income in MillerCoors.

Molson Coors Brewing Company and Subsidiaries
Table 11: Condensed Consolidated Balance Sheets
(In Millions)
(Unaudited)

	As of
	March 27, 2010	December 26, 2009
Assets

Cash and cash equivalents	$ 656.6	$ 734.2
Receivables, net	667.0	717.2
Inventories, net	224.5	236.2
Other, net	77.2	75.2
Total current assets	1,625.3	1,762.8

Properties, net	1,262.5	1,292.5
Goodwill and intangibles, net	6,034.0	6,009.7
Investment in MillerCoors	2,724.5	2,613.6
Other, net	334.2	342.5
Total assets	$ 11,980.5	$ 12,021.1

Liabilities and Equity

Accounts payable	$ 184.5	$ 210.3
Accrued expenses and other	992.6	1,070.3
Current portion of long-term debt and short-term borrowings	300.0	300.3
Total current liabilities	1,477.1	1,580.9

Long-term debt	1,436.6	1,412.7
Pension and post-retirement benefits	792.0	823.8
Other, net	1,109.6	1,110.9
Total liabilities	4,815.3	4,928.3

Total MCBC stockholders' equity	7,151.4	7,079.6
Noncontrolling interests	13.8	13.2
Total equity	7,165.2	7,092.8
Total liabilities and equity	$ 11,980.5	$ 12,021.1

Molson Coors Brewing Company and Subsidiaries
Table 12: Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 27, 2010	March 29, 2009

Cash flows from operating activities:
Net income	$ 105.4	$ 76.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47.0	44.4
Equity income in MillerCoors	(91.0)	(97.1)
Distributions from MillerCoors	91.0	84.0
Change in working capital and other, net	(66.4)	(102.7)
Net cash provided by operating activities	86.0	4.8

Cash flows from investing activities:
Additions to properties and intangible assets	(23.0)	(19.6)
Proceeds from sales of assets and businesses, net	1.5	2.1
Deconsolidation of Brewers' Retail, Inc.	-	(26.1)
Investment in MillerCoors, net	(298.2)	(67.2)
Return of capital from MillerCoors	199.5	-
Other, net	1.8	0.4
Net cash used in investing activities	(118.4)	(110.4)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	4.8	1.5
Dividends paid to MCBC stockholders	(44.7)	(36.8)
Net repayments of debt	3.1	1.8
Other, net	(2.5)	20.0
Net cash used in financing activities	(39.3)	(13.5)

Cash and cash equivalents:
Net decrease in cash and cash equivalents	(71.7)	(119.1)
Effect of foreign exchange rate changes on cash and cash equivalents	(5.9)	(2.7)
Balance at beginning of year	734.2	216.2
Balance at end of period	$ 656.6	$ 94.4

CONTACT:

Molson Coors
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334
Leah Ramsey, 303-927-2397